Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made and entered into as of this second day of September, 2008 (the “Effective Date”) by and between Standard Pacific Corp., a Delaware corporation (the “Company”) and Jeffrey Peterson (“Executive”).

WHEREAS, the Executive has made a major contribution to the management of the Company.

WHEREAS, the Company considers the continued availability of Executive’s services, managerial skills and business experience to be in the best interest of the Company and its stockholders, and desires to assure the continued services of Executive on behalf of the Company.

WHEREAS, Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide him with income security and benefits in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Term. Executive’s entitlement to the severance payments described in Section 4 below is contingent on, among other things, his employment being terminated by the Company other than for Cause within two years following the Effective Date. This Agreement will terminate if Executive remains employed by the Company two years following the Effective Date.

2. No Employment Contract. This Agreement relates solely to the payment of severance benefits to Executive in the event his employment is terminated without Cause. This Agreement, including the recitals hereto, shall not be deemed to create a contract of employment between the Company and Executive, and shall create no right in Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in Executive or obligations on the part of the Company or its subsidiaries, except as expressly set forth herein. This Agreement shall not restrict the right of the Company to terminate Executive’s employment at any time for any reason or no reason, with or without Cause, or restrict the right of Executive to terminate his employment at any time for any reason or no reason.

3. Cause. As used herein, Cause shall mean the occurrence or existence of any of the following with respect to Executive:

(a) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony;

(b) whether prior to or subsequent to the date hereof, Executive’s willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Company or its affiliates;

(c) Executive’s willful breach or willful and habitual neglect of his or her material duties, and such breach or neglect remains uncured for a period of forty-five (45) days after written notice from the Company;

(d) Executive’s gross misconduct in the performance of his job duties;

(e) the repeated non-prescription use of any controlled substance which in the reasonable determination of the Board of Directors of the Company (the “Board”) renders Executive unfit to serve in his or her capacity as an officer or employee of the Company or its affiliates; or

(f) Executive’s physical destruction of substantial property or assets of the Company or its affiliates.

4. Payment of Severance. Provided that (i) Executive signs and does not revoke the Release in the form attached hereto as Exhibit A within 60 days following the date of his termination of employment, and (ii) Executive complies at all times with the requirements set forth in Section 5 below, then the Company will provide the payments and benefits set forth in Sections 4(a)-(f) to Executive if his employment is terminated for any reason other than for Cause during the term of this Agreement. If the Release has not become effective within 60 days following termination of Executive’s employment, then this Agreement will terminate in its entirety and the parties will have no further rights or obligations hereunder.

(a) Executive will receive pay in any amount equal to three times his base salary in effect as of the date of termination, payable in equal monthly installments over a three-year period commencing upon the effective date of the Release.

(b) The Company will pay Executive’s COBRA premiums for continued medical, dental and vision insurance coverage for 12 months provided Executive exercises his right to such continuation coverage.

(c) Executive shall be entitled to continuation of the Company’s AYCO financial planning benefit (or any other comparable benefit then utilized by the Company if AYCO is no longer utilized) for the remainder of the calendar year in which his termination of employment occurs, including preparation of all tax returns pertaining to that calendar year.

(d) All options to acquire shares of Company stock and all shares of restricted Company stock that have not vested as of the date that Executive’s employment terminates, but which would otherwise vest (i) within six months of the date of termination or (ii) during the remainder of the calendar year in which Executive’s employment terminates, whichever period of time is longer, shall, upon the effective date of the Release, vest effective as of the date Executive’s employment terminates.

(e) The Company will extend the time period for Executive to exercise all vested stock options (including those accelerated options as set forth in Section 4(d) above) to the date 90 days following December 31 of the year in which Executive’s employment is terminated or, if earlier, the expiration of the maximum term of the option.

(f) The Company shall reimburse Executive for outplacement fees not to exceed Ten Thousand Dollars ($10,000) paid by Executive to a qualified outplacement agency, for the purpose of assisting Executive to secure reemployment. To the extent necessary to avoid a violation of Section 409A of the Internal Revenue Code (the “Code”), such reimbursement shall be effected as follows: up to Five Thousand Dollars ($5,000) may be paid in the calendar year in which the termination of employment occurs, and up to Five Thousand Dollars ($5,000) may be paid in the calendar year following the year in which the termination of employment occurs. Executive, at his option, may elect payment to him of the $10,000 in lieu of receiving the outplacement services.

(g) Notwithstanding anything in this Agreement to the contrary, the amount of any payment or benefit to be received by Executive pursuant to this Agreement or otherwise which would be subject to the excise tax imposed by Section 4999 of the Code shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any such payment or benefit received or to be received by Executive from being subject to such excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

(h) All amounts required to be paid by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Executive shall be responsible for any and all income taxes or other taxes incurred by him as a result of his receipt of any compensation received from the Company pursuant to the terms of this Agreement.

(i) No severance or other amounts are payable to Executive hereunder if he voluntarily terminates his employment for any reason, or if his employment is terminated for Cause.

5. Nondisclosure; Non-Disparagement; Non-Solicitation; Misappropriation of Corporate Opportunities.

(a) Nondisclosure. Executive acknowledges that in the course of his employment with the Company, certain factual and strategic information specifically related to the Company and its affiliates has been disclosed to him in confidence (“Company Information”). Executive agrees to keep such Company Information confidential, not to, directly or indirectly, make use of such information on his own behalf or on behalf of others or for any other purpose, and to return all tangible forms of such information to the Company upon the termination of his employment.

(b) Non-Disparagement. Executive shall not disparage the Company, or its subsidiaries or affiliates or their respective officers, directors, employees and agents, or publish, republish, comment upon, or otherwise disseminate: (i) any claims made by him against the Company; (ii) any other comments suggesting or otherwise accusing the Company or its subsidiaries or affiliates or their respective officers, directors, employees and agents of any act of discrimination, misconduct, other negative behavior or any breach of any agreements. Nothing in this provision shall be construed to prevent Executive from filing a claim with a court or in arbitration or giving truthful testimony pursuant to a valid subpoena or other judicial process.

(c) Non-Solicitation. Without the prior written consent of the Company, for a period of three (3) years following the termination of his employment, Executive shall not, directly or indirectly, entice or solicit or seek to induce or influence any person who is an employee or consultant of the Company or any of its affiliates, to leave their employment or engagement with the Company or any of its affiliates.

(d) Misappropriation of Corporate Opportunities. Without the prior written consent of the Company, Executive, for a period of three (3) years following his termination of employment, will not solicit, accept or participate in any business opportunities or transactions made known to him in his capacity as an employee of, or as a result of his employment by, the Company.

(e) Equitable Relief and Cessation of Severance. Executive agrees that his violation, or threatened violation, of Sections 5(a), 5(b), 5(c) and 5(d) would cause irreparable damage to the Company and its affiliates, and that therefore the Company shall be entitled to an injunction prohibiting Executive from any such violation or threatened violation. In addition, in the event of a violation of any of the above provisions, the Company may immediately cease any and all severance payments and benefits set forth in Section 4 above, and thereafter will have no further obligation to provide such payments and benefits.

6. Section 409A. Notwithstanding any other provision of this Agreement to the contrary, severance benefits paid pursuant to Section 4, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such severance payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

7. No Mitigation. Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefit provided under this Agreement be reduced by any compensation or benefit earned by Executive after his termination of employment. Notwithstanding the foregoing, if Executive is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the “WARN” Act) in connection with the termination of his or her employment in addition to those required to be paid to him or her under this Agreement, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Company shall be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.

8. Legal Fees and Expenses. If any dispute arises between the parties with respect to the interpretation or performance of this Agreement, the prevailing party in any arbitration or proceeding shall be entitled to recover from the other party its attorneys fees, arbitration or court costs and other expenses incurred in connection with any such proceeding.

9. Acknowledgment. Executive represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of his rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Executive to execute this Agreement. Executive further acknowledges that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

10. Miscellaneous.

(a) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns.

(b) Arbitration. Executive and the Company acknowledge and agree that any dispute regarding the application, interpretation or breach of this Agreement will be subject to final and binding arbitration in Orange County, California before a single arbitrator who is a retired judge with JAMS and in accordance with JAMS’ rules for the resolution of employment disputes. Attorneys’ fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of the arbitrator may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.

(c) Severability. Should any provision of this Agreement be found, held, declared, determined, or deemed by any arbitrator or court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

(d) Governing Law. This Agreement shall be in all respects governed by and interpreted in accordance with the laws of the State of California without regard to conflict of law principles. This Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party, irrespective of which party drafted this Agreement or any portions of it. Any uncertainty or ambiguity existing in this Agreement shall not be interpreted against any party as a result of the manner of the preparation of this Agreement.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and the Company regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and the Company.

(f) Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Board and the Company, at the Company’s then principal office, or to Executive at the address set forth in the Company’s records, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing. Notices shall be deemed given when received.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STANDARD PACIFIC CORP.

By:	/s/ Clay A. Halvorsen
	Name:	Clay A. Halvorsen
	Title:	Executive Vice President, General Counsel & Secretary

EXECUTIVE

/s/ Jeffrey V. Peterson
Jeffrey V. Peterson

EXHIBIT A

GENERAL RELEASE

The undersigned, Jeffrey Peterson (“you”), acknowledges and agrees that your employment with Standard Pacific Corp. (“the Company”) has been terminated. This General Release is being executed pursuant to the requirements of that certain Severance Agreement between the Company and you dated as of                     , 2008 (the “Agreement”). Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

You acknowledge and agree as follows:

1. Consideration. This General Release is being provided, as a condition of, and in consideration for the payments and benefits set forth in the Agreement.

2. General Release. You hereby release and forever discharge the Company, its predecessors, subsidiaries, affiliates, parent corporations, partnerships, entities and indemnitees, and each of its and their respective past and present officers, directors, trustees, agents, consultants, attorneys, partners, employees and representatives, and their respective successors (the “Released Parties”), from any and all claims, debts, damages, liabilities, demands, obligations, costs, expenses, disputes, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, which you now hold or have at any time heretofore owned or held or may at any time own or hold against the Released Parties or any of them, by reason of your employment or the termination of your employment, as well as any acts, circumstances, facts, events or transactions occurring up to and including the date of this Agreement, including without limitation any claims asserted in, arising out of, relating to or connected in any way with your employment, including, without limitation, (i) all claims related to any employment agreement with the Company or any of its subsidiaries or affiliates, (ii) any rights or claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act or California Labor Code § 970, (iii) any claim for wages, severance pay, bonus, commissions, sick leave, vacation pay, holiday pay, and pension benefits, or (iv) any claim of discrimination or harassment which could have been alleged by you.

To the extent that the foregoing release runs in favor of persons or entities not signatories hereto, this release is hereby declared to be made for each of their express benefits and uses.

3. ADEA. You specifically waive and release all rights, claims, including claims for attorneys’ fees, demands and causes of action under the Age Discrimination in Employment Act of 1967 (ADEA), as amended and the Older Workers Benefit Protection Act. You acknowledge and understand that the release of claims under ADEA is subject to special waiver protection under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree you are knowingly and voluntarily releasing and waiving any right or claims of discrimination under the ADEA. In particular, you acknowledge and understand the following: (i) you are not waiving rights or claims for age discrimination under the ADEA that may arise after the date you sign this Agreement; (ii) you are not waiving your right to file a complaint or charge with the EEOC or participate in any investigation or proceeding conducted by the EEOC;

(iii) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments and benefits described herein, which are in addition to anything of value to which you otherwise are entitled; (iv) you have been advised to consult with an attorney of your choice before signing this Agreement, and that you have freely and voluntarily entered into this Agreement without any threat, coercion, or intimidation by any person; (v) you have been given the opportunity to take at least twenty-one (21) days to consider whether to sign this Agreement, although you are not required to wait 21 days; and (vi) you will have seven (7) days after the date you sign this Agreement within which to revoke it, and the Agreement shall not become effective or enforceable as to any party until that revocation period has expired. Any such revocation shall be in writing and shall be sent by FAX to Clay Halvorsen, 15326 Alton Parkway, Irvine, CA 92618 , FAX No. (949) 789-1608.

4. Unknown Claims; Waiver of Rights Under California Civil Code §1542, etc. It is a further condition of the consideration hereof and is the intention of the Company and you in executing this General Release and in receiving the consideration called for herein, that this General Release is effective as a full and final accord and satisfaction and release of all liabilities, disputes, claims and matters, known or unknown, suspected or unsuspected, that you may have against the Released Parties by reason of any acts, circumstances or transactions. In furtherance of this intention, you hereby acknowledge that you are familiar with California Civil Code Section 1542 and that you hereby waive the protection of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You waive and relinquish any right or benefit which you have or may have under California Civil Code Section 1542, as well as under any other similar state, federal or foreign statute or rule of law or under any common law principle. In connection with such waiver and relinquishment, you hereby acknowledge that you are aware that you, or your attorneys, may hereafter discover claims or facts or legal theories in addition to or different from those which you now know or believe to exist with respect to the subject matter of this General Release or the Released Parties hereto, but that it is your intention hereby to fully, finally and forever settle and release all of the disputes and differences, known or unknown, suspected or unsuspected, which do now exist, may exist in the future, or heretofore have existed, by reason of any acts, circumstances, facts, events or transactions (i) arising out of your employment or the termination of your employment , or (ii) occurring before the date of this General Release. You further acknowledge, understand and agree that there is a risk and possibility that you may incur or suffer some further loss or damage which is in some way caused by or attributable to the occurrences or events released herein, but which are unknown at the time this General Release is executed. You expressly agree, however, that this General Release and the releases herein shall remain in effect notwithstanding the discovery or existence of any such additional or different claims, facts or damages.

Nothing in this General Release shall affect your right to enforce the provisions of the Agreement to gain the economic and other benefits to which you are entitled under the Agreement or under the terms of the options or restricted stock granted to you by the Company.

Nothing in this General Release shall affect such rights of contribution, indemnification, or liability insurance coverage (including, without limitation, D&O insurance coverage) by or through the Company that you would have had if you had not entered into this General Release.

5. Representations. In executing this General Release, you warrant and represent that you are the only person or entity having any interest in any of the claims which are released by you in this General Release. You further represent that you have not assigned or transferred to any person or entity, either voluntarily or involuntarily, any claim, cause of action, or right, or any portion of any of the foregoing, based on, arising out of, or in connection with any matter, fact, or thing described or set forth in this General Release, including any of the claims or other matters released herein. You shall indemnify the Released Parties, defend, and hold them harmless from and against any claims based upon or arising in connection with any such prior assignment or transfer of any claims or other matters released herein.

6. Miscellaneous.

(a) Successors. This General Release and each and all of the representations, warranties and covenants made herein are binding upon the respective parties and each and all of their respective successors, assigns, heirs and representatives, and shall inure to the benefit of the Released Parties and each and all of their respective successors, assigns, heirs and representatives, on the one hand, and you and each and all of your respective successors, assigns, heirs and representatives on the other hand.

(b) Knowledge and Consent of Parties. You warrant, represent and acknowledge that you have read and understand this General Release, that you had an adequate opportunity to review and consider the terms and that this General Release is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto. You hereby acknowledge that you have had the right to be represented in connection with this General Release by counsel of your own choice, that you have read this General Release and have had an opportunity to have it fully explained to you by such counsel, and that you are fully aware of the contents of this General Release and of the legal effect of each and every provision thereof. You represent that you are executing General Release freely and voluntarily with full knowledge of its significance and the legal consequences thereof.

(c) Governing Law and Construction. This General Release shall be in all respects governed by and interpreted in accordance with the laws of the State of California without regard to conflict of law principles. This General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party, irrespective of which party drafted this General Release or any portions of it. Any uncertainty or ambiguity existing in this General Release shall not be interpreted against any party as a result of the manner of the preparation of this General Release.

(d) Jurisdiction. The parties hereby consent and submit to jurisdiction in California for purposes of litigating any dispute over the enforcement, breach or interpretation of this General Release. Each party hereby waives any defense in such litigation based upon any claim that such party is not subject personally to the jurisdiction of the court or arbitrator, that such litigation is brought in an inconvenient forum or that such venue is improper.

(e) Severability. In the event that any one or more of the provisions contained in this General Release or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this General Release or any other such instrument.

IN WITNESS WHEREOF, the undersigned, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has entered into this General Release as of                                     , 20    .

Jeffrey Peterson